Exhibit 99.1
NEWS RELEASE
COMMERCE ENERGY GROUP REPORTS RESULTS
FOR FIRST FISCAL QUARTER
COSTA MESA, CA., December 15, 2005 - Commerce Energy Group, Inc. (AMEX: EGR), a leading U.S. electricity and natural gas marketing company, today announced results for its fiscal first quarter ended October 31, 2005.
First Quarter Results
The company reported net income of $0.2 million, or $0.01 per share, for the first quarter of fiscal 2006, compared with a net loss of $0.0 million, or $0.00 per share, for the first quarter of fiscal 2005.
Net revenues for the first quarter of fiscal 2006 were $64.4 million, a 10% increase compared with $58.5 million for the first quarter of fiscal 2005. The increase was primarily attributable to the natural gas and electric customers that were added as a result of the company’s acquisition in February 2005 of the ACN energy assets, and was partly offset by lower revenues in the company’s electricity markets in California, Pennsylvania and Michigan.
Gross profit for the first quarter of fiscal 2006 increased to $8.2 million, a 15% increase from $7.2 million in the first quarter fiscal 2005. The addition of $1.9 million of gross profit from the ACN energy assets was partly offset by lower gross profit on electricity sales in Commerce Energy’s Michigan and Pennsylvania markets due primarily to lower mark-to-market supply contract gains and reduced sales volumes. Retail sales volumes in the Michigan and Pennsylvania electricity markets totaled 300 million kWh for the first quarter of fiscal 2006, a 43% decline from the comparable period in fiscal 2005.
General and administrative expenses for the first quarter of fiscal 2006 increased to $7.6 million, a 52% increase from $5.0 million in first quarter fiscal 2005. The increase reflects $1.8 million of added direct costs related to the acquired operations of the ACN energy assets; $0.6 million in higher legal, board, and other expenses primarily incurred in connection with severance agreements to former executive officers; and $0.2 million resulting from the adoption of SFAS 123R.
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Commerce Energy Group, Inc.
“In the first quarter we made significant progress in our efforts to move Commerce Energy to a position of sustainable profitability,” said Steven S. Boss, chief executive officer. “As we progress through the year, our focus is on leveraging our substantial market presence and operational support capabilities in our existing market areas and on exploiting opportunities to expand into new markets that offer the potential for customer growth and margin contributions.”
Liquidity
At October 31, 2005, the company had total cash and cash equivalents of $21.2 million and no long-term debt. The company does not have open lines of credit for direct unsecured borrowings or letters of credit. Credit terms from Commerce Energy’s suppliers often require the company to post collateral against its energy purchases and against its mark-to-market exposure with certain suppliers. Commerce Energy currently finances these collateral obligations with available cash. As of October 31, 2005, the company had $8.3 million in restricted cash and cash equivalents to secure letters of credit required by suppliers and $13.2 million in deposits principally pledged as collateral in connection with energy purchase agreements.
About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (AMEX:EGR) is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly owned subsidiaries, Commerce Energy, Inc. and Skipping Stone, Inc. Commerce Energy, Inc. is a FERC-licensed unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers operating in nine states. Skipping Stone is an energy consulting firm serving utilities, pipelines, merchant trading and technology companies. For more information, visit www.commerceenergygroup.com.

Contacts:	Commerce Energy Group, Inc. Investor Relations (800) 962-4655 InvestorRelations@commerceenergy.com	PondelWilkinson Inc. Cecilia Wilkinson/Wade Huckabee 310-279-5980 cwilkinson@pondel.com/ whuckabee@pondel.com
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Forward Looking Statements
Except for historical information contained in this release, statements in this release, including those of Mr. Boss, may constitute forward-looking statements regarding the company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. Commerce Energy cautions that while such statements are made in good faith and the company believes such statements are based upon reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, the company cannot assure that it projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for Commerce Energy Group, Inc. or its subsidiaries to differ materially from those discussed in forward-looking statements include: the volatility of the energy market, competition, operating hazards, uninsured risks, failure of performance by suppliers and transmitters, changes in general economic conditions, seasonal weather or force majeure events that adversely effect electricity or natural gas supply or infrastructure, increased or unexpected competition, adverse state or federal legislation or regulation or adverse determinations by regulators, including failure to obtain regulatory approvals. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Commerce Energy undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.
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Commerce Energy Group, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	First Quarter Ended October 31,
	2005	2004
Net revenue	$64,368	$58,496
Direct energy costs	56,128	51,335

Gross profit	8,240	7,161
Selling and marketing expenses	698	953
General and administrative expenses	7,609	5,007

Income (loss) from operations	(67)	1,201
Other income and expenses:
Initial formation litigation expenses	—	(1,439)
Interest income, net	287	190

Net Income (loss)	$220	$(48)

Net Income (loss) per common share — Basic & Diluted	$0.01	$(0.00)

Weighted-average shares outstanding:
Basic	31,719	30,519

Diluted	31,999	30,519

Volume and Customer Count Data

	First Quarter Ended October 31,
	2005	2004
Electric — Thousand kilowatt-hour (kWh)	551,000	775,000
Natural Gas — Dekatherms (Dth)	715,000	—
Customer Count	134,000	100,000
Condensed Consolidated Balance Sheets
(in thousands)

	October 31, 2005	July 31, 2005
Assets
Cash and cash equivalents	$21,233	$33,344
Accounts receivable, net	27,565	27,843
Inventory	8,140	4,561
Other current assets	7,708	3,542

Total current assets	64,646	69,290
Restricted cash and cash equivalents	8,313	8,222
Deposits	13,201	11,347
Property and equipment, net	2,251	2,007
Goodwill, intangible and other assets	11,489	11,766

Total assets	$99,900	$102,632

Liabilities and stockholders’ equity
Accounts payable	$22,901	$25,625
Accrued liabilities	6,664	6,946

Total current liabilities	29,565	32,571
Total stockholders’ equity	70,335	70,061

Total liabilities and stockholders’ equity	$99,900	$102,632